Exhibit 99.1

VeriSign Announces Change to Financial Leadership Team

Company Also Expects to Meet or Exceed Guidance

MOUNTAIN VIEW, CA – April 7, 2008 – VeriSign, Inc. (NASDAQ: VRSN), today announced that Brian G. Robins, Senior Vice President, has been named acting Chief Financial Officer and replaces Albert E. Clement, whose employment ended April 4, 2008.

The company also announced that Robynne D. Sisco, Senior Vice President and Chief Accounting Officer has assumed additional responsibilities as Corporate Controller and replaces Debbie W. Tuck, whose employment ended April 4, 2008.

These actions were not the result of any matters which, to the company’s knowledge, would have an adverse impact on the integrity of the company’s financial statements or the results of its operations.

The Company also announced that it expects revenue for its first quarter 2008 will meet or exceed guidance provided on January 31, 2008, and that it expects non-GAAP earnings per share for its first quarter 2008 will meet or exceed the Company’s internal plans. The company will announce first quarter 2008 financial results on May 8, 2008.

About VeriSign

VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, VeriSign helps companies and consumers all over the world engage in communications and commerce with confidence. Additional news and information about the company is available at www.verisign.com.

Trademarks

VeriSign, and other trademarks, service marks, and logos are registered or unregistered trademarks of VeriSign and its subsidiaries in the United States and in foreign countries.

Copyright © 2008 VeriSign, Inc. All rights reserved.

For more information, contact:

VeriSign Investor Relations: Ken Bond, kbond@verisign.com, 650.426.3744

VeriSign Media Relations: Lisa Malloy, emalloy@verisign.com, 202.270.7600

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability; potential fluctuations in quarterly operating results due to such factors as the risk that VeriSign’s announcements may not result in additional products, services, customers, profits or revenues; and increased competition and pricing pressures. More information about potential factors that could affect the company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this press release.

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